Exhibit 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.01 per share of Castle Brands Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of this 15th day of September, 2008.

FURSA SPV LLC By: /s/ William F. Harley, III Name: William F. Harley, III Title: Chief Investment Officer of Fursa Alternative Strategies LLC, as Managing Member of Fursa SPV LLC	FURSA MASTER REDISCOVERED OPPORTUNITIES FUND LP By: /s/ William F. Harley, III Name: William F. Harley, III Title: President and CIO
FURSA MASTER GLOBAL EVENT DRIVEN FUND LP By: /s/ William F. Harley, III Name: William F. Harley, III Title: President and CIO	FURSA CAPITAL PARTNERS LP By: /s/ William F. Harley, III Name: William F. Harley, III Title: President and CIO
FURSA ALTERNATIVE STRATEGIES LLC By: /s/ William F. Harley, III Name: William F. Harley, III Title: Chief Investment Officer of Fursa Alternative Strategies LLC, as Managing Member of Fursa SPV LLC	WILLIAM F. HARLEY, III By: /s/ William F. Harley, III